Exhibit 10.1

Import-Export Agent Executive Agreement
Between Suining Yinfa DAR Industrial Co., located at 188 Xishan Road, Suining, Sichuan, and Korean DongUi Cosmetics Co., located at Magellan Bldg #400, 156-2, DongkyodongôMapogu, Seoul, Korea

This agreement is signed by the following persons on 5 March, 2007:

1.  Suining Yinfa DAR Industrial Co. (“Yinfa” for short)
2.  Korean DongUi Cosmetics Co. (“DongUi” for short)

Given

The cooperation intent between Yinfa and DongUi, Yinfa wishes DongUi to provide services as an agent of Dahurian Angelica Root (DAR) products sales and undertake the responding liabilities in consistent with the following terms, and meanwhile, DongUi would like to provide Yinfa with the services.

Here, the two parties agree on the following terms and undertake the responding liabilities:

1.  import-export agent goods and the services:
1.1  import-export agent goods: the Chinese medicine material DAR planted, produced and processed in Suining, China, by Yinfa
1.2  import-export agent scope: DongUi is the exclusive sales agent of DAR planted, produced and processed in Suining, China, by Yinfa, while Yinfa is the exclusive partner of DongUi in terms of Chinese medicine material import-export.
1.3  agent services: Yinfa provides DongUi with the goods under the agreed criteria, and DongUi packs, promotes, and sells the goods within the agent scope.

2.  agent term
2.1 the effective agent term is ten (10) years, from 5 March, 2007 to 4 March, 2017
2.2 after the completion of the agreement, the agreement shall automatically extend three years without any objection from the two parties
2.3 during the execution of the agreement, Yinfa and DongUi agree to make orders for the next year in every December.

3.  agent goods details
3.1 the DAR goods provided by Yinfa to DongUi include: DAR raw materials, DAR slices, DAR powder, processed products with DAR as the main raw materials (Bailing capsule raw material, Yishen capsule raw material)

4.  earnest money
4.1 before 1 May, 2007, DongUi will pay Yinfa USü15000 as the earnest money. If the agreement can not be executed due to DongUi, the earnest money shall not be paid back.

5.  settle price
5.1 the following settle price is the executed price in 2007, which refers to CIF at Korean port Busan, excluding Korean port fees, import quotation fees, and package, transport and warehouse fees in Korea, etc., which shall be paid by DongUi:
5.1.1 DAR raw materials: USü3750/ton
5.1.2 DAR slices: USü5000/ton
5.1.3 DAR powder: USü10000/ton
5.1.4 Bailing capsule raw material: USü18.80/ KG
5.1.5 Yishen capsule raw material: USü23.00/ KG
5.2 Yinfa and DongUi agree that the above prices shall increase from 2008, and the increase margin of DAR raw materials price stated in term 5.1.1shall be no less than 10% every year, with the signed annual order between Yinfa and DongUi as the benchmark.

6. order amount and settle method for 2007
6.1 DongUi orders DAR raw materials stated in term 5.1.1 in 2007 for 300 tons with the sales amount of USü1125000. DongUi agrees that Yinfa delivers the above goods in patches during 1 October, 2007 and 31 December, 2007.
6.2 Yinfa agrees that DongUi pays half of the goods within two months after it receives the goods, and the rest half shall be paid as DongUi receives the next patch of goods.
6.3 DongUi pays the goods in USD cash.
6.4 DongUi promises that the order amount in 2008 and later shall exceed that in 2007, and the specific quantity refers to the annual order contract signed by Yinfa and DongUi.

7. products quality test criteria
7.1 products quality test criteria referred to in this agreement is that of China, and the criterion for DAR is GAP in China.

8. Liabilities and duties of Yinfa
8.1 to complete the export and transport procedures of the goods
8.2 to present various Chinese test documents and certificates of the goods
8.3 to provide the components and how-to-use instruction of the goods

9. Liabilities and duties of DongUi
9.1 to know clearly the criteria stated in 7.1, to get the necessary import license and test evidence from Korean government, and to pay any necessary expense due to the differences between the Korean test criteria and the criteria stated above
9.2 to provide other conditions needed for the goods sale
9.3 to solve problems of transporting, warehousing and packaging of the goods in Korean territory

10. Confidentiality
10.1 Yinfa and DongUi realize and admit that this agreement builds a confidential relationship between the two, and all, written or oral or in other manners, provided by the one side to the other is confidential, such as transactions, clients, finance, properties, operation manner, documents and other temporarily provided information. And the above all are uniformly called Confidential Information.
10.2 Yinfa and DongUi agree that either party shall not provide Confidential Information to others during or after the contracted period. And the two parties further agree that they shall promote their employees and distributors to obey this regulation.

11. the whole contract
11.1 this contract contains all the two parties agree on and all they agree on as amended. This contract shall not be amended without any approval from the two parties.
11.2 the formal text of this contract is in Chinese only.

12. delivery of letter of notice
12.1 any notice, request, order or other information (called Information in term 10) ruled in this contract shall be prepared both in Chinese and English and delivered to the specific persons or the offered newest address, fax or telephone numbers in the contract (unless notify the other different address, fax or telephone numbers in written).
12.2 the Information in 12.1 shall be regarded as fully delivered. When checking the delivery and/or receipts, it should be fully evident the Information has been delivered to the receiver’s address, or the proper address is contained on the envelope and it has been posted or delivered to the receiver’s address, or the Information has been delivered to the receiver through telegraph, fax or telex. If through telex, it is regarded as properly delivering when receiving the response signal from the receiver’s telex; if through fax, it is regarded as properly delivering when receiving the successful delivery report.
12.3 any content in term 10 shall not hinder delivering the Information or proving the delivery in any legal method.

13. the applied laws and courts
13.1 Yinfa and DongUi agree to modify the applied laws and courts in the import-export agent intent contract signed by the two parties on 6 July, 2006, and execute the modified content in 13.2 in this contract.
13.2 this contract is regulated by Chinese laws, and explained by Chinese laws. The two parties shall go to China International Economic and Trade Arbitration Commission for arbitration for any disputes due to this contract or related to this contract. No sue to any court.

Suining Yinfa DAR Industrial Co.

By:______________
Name: Lian Xiaojian
Job titleæDirector/Vice Chairman of the Board/General Manager

Korean DongUi Cosmetics Co.

By: _________________
Name: Harry Lee
Job title: President
Agreed and accepted on 5 March, 2007